Exhibit 10.1

***: Certain material has been omitted pursuant to request for confidential treatment. Such omitted material has been filed with the Securities and Exchange Commission.

                                License Agreement

This Agreement made and entered as of with effect from the 30th day of November 2000 (the "Effective Date"), by and between NDC, Netzler & Dahlgren Co AB ("NDC"), a corporation organized and existing under the laws of the Kingdom of Sweden with its principal office in SE-429 80 Saro, Sweden and NDC Automation, Inc. ("NDCA"), a corporation organized and existing under the laws of the state of Delaware in the United States of America, with its principal office in 3101 Latrobe Drive, Charlotte, North Carolina 28211, USA.

WHEREAS, NDC, as licensor, and NDCA, as licensee, are parties to that certain Restated Master License Agreement dated as of December 1, 1995 (the "MLA") which conferred upon NDCA the exclusive right to incorporate NDC AGVS Control Components and Equipment and NDC AGVS Control Know-How into Automated Guided Vehicle Systems and to market and sell same to original equipment manufacturers located within the Territory; and

WHEREAS, NDCA owed the aggregate amount of 5,714,473 SEK to NDC pursuant to transactions which NDCA engaged in with NDC under the provisions of the MLA prior to June 30, 2000; and

WHEREAS, by reason of NDCA's inability to pay said amount, NDC agreed, instead of declaring a breach under the MLA, to restructure NDCA's obligation to pay such amount pursuant to the terms of a promissory note dated June 30, 2000 which NDCA made and issued to NDC (the "Note"); and

WHEREAS, by reason of NDCA's failure to satisfy certain payment obligations imposed upon it pursuant to the MLA with respect to various AGVS Control Components and Equipment purchased by NDCA from NDC under the MLA subsequent to June 30, 2000 (the "Trade Indebtedness"), NDC, if it chose to do so, would be entitled to give notice of NDCA's breach of the MLA, and to terminate the MLA if NDCA would not cure such breach within 30 days after the giving of such notice; and

WHEREAS, by reason of NDCA's failure to make payment of various installments due under the Note when the same became due, NDC, if it chose to do so, would be entitled to declare the entire principal amount of the Note, together with all accrued interest thereunder, to be immediately due and payable; and

WHEREAS, NDCA desires to incorporate NDC AGVS Control Components and Equipment and NDC AGVS Control Know-How into Automated Guided Vehicle Systems and market and sell same to End Users, which it would be entitled to undertake pursuant to the terms of the standard form of nonexclusive cooperation agreement that NDC enters into with its various partners around the world, but which NDCA is not presently authorized to undertake under the MLA; and

WHEREAS, in order to assist NDCA to continue and restructure its business operations, NDC is willing to (a) forebear from declaring a breach of the MLA;
(b) forebear from accelerating the maturity of the Note; (c) reduce the amount owed by NDCA pursuant to the Note and restructure NDCA's payment obligations thereunder; (d) waive payment of the substantial initial fee that it usually charges when it enters into a nonexclusive cooperation agreement; (e) reduce the amount of the Trade Indebtedness and restructure NDCA's payment obligations with respect thereto; and (f) amend and restate the terms of its business relationship with NDCA in the manner hereinbelow set forth,

NOW, THEREFORE, in consideration of these premises, the covenants herein exchanged, and other good and valuable consideration, the parties agree as follows:

1        Definitions

For the purposes of this Agreement, the following words and phrases shall have the meanings indicated below:

         1.1 "AGVS" or "Automated Guided Vehicle System" shall mean a combination of material handling vehicles, on-board and stationary computers, and communication devices which work together to perform some or all of the following functions: dispatching, guiding, blocking, starting and stopping such vehicles, and communicating the status of each said function, the vehicle's load, and the vehicle's condition, so as to automatically move material on those vehicles throughout a designated area.

         1.2 "AGVS Control Components and Equipment" shall mean certain electronic control and guidance products (hardware and software) and equipment, as well as parts/components thereof, including replacement parts, used in automated guidance vehicles, carriers or systems, together with all modifications, improvements and derivations thereof, now or hereafter manufactured, assembled, or developed by or for NDC for the implementation, exploitation and/or development of NDC AGVS Control Know-How.

         1.3 "NDC AGVS Control Know-How" shall mean certain valuable, confidential and proprietary electronic guidance systems and processes and all know-how and technical information developed and owned by NDC which is related to the design, manufacture, installation and operation of Automated Guided Vehicle Systems.

         1.4 "Customized AGVS" shall mean an Automated Guidance Vehicle System comprised of NDC AGVS Control Components and Equipment and NDC AGVS Control Know-How which incorporates such engineering modifications therein as are necessary to comply with the unique requirements and specifications of the End User who is purchasing such system.

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

         1.5 "End User" shall mean the organization or entity which acquires and utilizes a Customized AGVS or a vehicle equipped with a Lazerway(R) Teach-In System for its own use in connection with the operation of its business, and not for resale, leasing or licensing to others.

         1.6 "Lazerway Teach-In Control Components and Equipment" shall mean the NDC AGVS Control Components and Equipment which have been specifically designated by NDC for use in connection with Lazerway Teach-In System installations.

         1.7 "Lazerway Teach-In System" shall mean the combination of components manufactured and sold by NDC under the trade name "Lazerway Teach-In" consisting of certain Lazerway Teach-In Control Components and Equipment and Teach-In Software which is intended for installation in mass produced material handling vehicles, e.g., forklift trucks.

         1.8 "Teach-In Software" shall mean software specifically developed and manufactured by NDC for use in vehicles equipped with the Lazerway Teach-In System.

         1.9 "NDC Current or Future Systems" shall mean the NDC System Seven line of products and/or all future lines of NDC Automated Guidance Vehicle System products manufactured and distributed by NDC in addition to and/or in replacement of the NDC System Seven line of products, except that the current and any future Lazerway Teach-In System line of products including all Lazerway Teach-In Control Components and Equipment and all Teach-In Software, shall not be considered to be part of any NDC Current or Future Systems.

         1.10 "NDC Current or Future Systems Customized AGVS" shall mean an Automated Guidance Vehicle System comprised of NDC Current or Future Systems AGVS Control Components and Equipment and NDC AGVS Control Know-How, and which incorporates such engineering modifications therein as are necessary to comply with the unique requirements and specifications of the End User who is purchasing such system.

         1.11 "NDC System Seven" shall mean the lines of NDC Automated Guidance Vehicle Systems marketed by NDC as of and after the date of this Agreement under the trade name "NDC System Seven" including all AGVS Control Components and Equipment (other than Lazerway Teach-In Control Components and Equipment), all NDC AGVS Control Know-How and all other vehicle control and navigation software and hardware and stationary control software and hardware (other than Teach-In Software) incorporated therein, and all definition tools and equipment provided by NDC in connection therewith.

         1.12 "NDC Older Technologies" shall mean all NDC AGVS products, hardware and


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

              software not included in, and which were distributed by NDC prior to, the NDC Current or Future Systems line of products.

         1.13 "Territory" shall mean the United States of America, Canada and Mexico.

         1.14 Contract Year" shall mean each twelve month period during the Term of this Agreement which commences on the Effective Date or an anniversary of the Effective Date, as the case may be.

2        Rights Granted to NDCA; Restrictions and Limitations Thereon.

         2.1 Manufacture and Sale of Customized AGVS. NDC hereby grants to NDCA during the Term of this Agreement a non-exclusive, non-transferable right and license, subject to the terms and conditions set forth herein:

              2.1.1 to design and manufacture within the Territory NDC Current or Future Systems Customized AGVS and, in connection therewith, to utilize all NDC AGVS Control Know-How and incorporate therein all NDC Current or Future Systems AGVS Control Components and Equipment;

              2.1.2 to sell, install and maintain NDC Current or Future Systems Customized AGVS to End Users located anywhere in the world; and

              2.1.3 to sell NDC Current or Future Systems Control Components and Equipment and NDC AGVS Control Know-How to its NDCA's sublicensees located within the Territory.

         2.2 Sublicense of Right to Manufacture and Sell Customized AGVS. NDC hereby grants to NDCA during the Term of this Agreement a non-exclusive, non-transferable right and license, subject to the terms and conditions set forth herein:

              2.2.1 to grant sublicenses to manufacture NDC Current or Future Systems Customized AGVS within the Territory to any business entity located within the Territory that is not a manufacturer, distributor or reseller of mass produced material handling vehicles, i.e., vehicles and other devices used for the transportation of materials, e.g., forklift trucks; and

              2.2.2 to confer, as part of each such sublicense grant, the sublicensee's right:

                      2.2.2.1 to employ in connection with the sublicensee's manufacture of such NDC Current or Future Systems Customized AGVS, all NDC AGVS Control Know-How and to incorporate therein all NDC Current or Future Systems AGVS Control Components and Equipment; and

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

                      2.2.2.2 to sell NDC Current or Future Systems Customized AGVS to End Users located anywhere in the world.

         2.3 Upgrade of Lazerway Teach-In Equipped Vehicles. NDC hereby grants to NDCA during the Term of this Agreement a non-exclusive, non-transferable right and license, subject to the terms and conditions set forth herein:

              2.3.1 to upgrade, as and when requested to do so by an End User, any Lazerway Teach-In Equipped Vehicle owned by such End User by converting same to an NDC Current or Future Systems Customized AGVS.

              2.3.2 to purchase any Lazerway Teach-In Equipped Vehicle from the manufacturer thereof or one of its dealers/distributors, to convert same to an NDC Current or Future Systems Customized AGVS and resell same to an End User.

         2.4 Maintenance, Upgrade and Support Services. NDC hereby grants to NDCA during the Term of this Agreement a non-exclusive, non-transferable right and license, subject to the terms and conditions set forth herein, to provide maintenance and support services for, sell spare parts for and upgrade all AGVS within the Territory equipped with NDC Current or Future Systems Customized AGVS or NDC Older Technologies.

         2.5 Conditions, Restrictions and Limitations Pertaining to the Licenses Granted Hereunder. The licenses granted to NDCA pursuant to this Article 2 are subject to the following conditions, restrictions and limitations:

              2.5.1 The rights granted to NDCA hereunder with respect to the various technologies embodied in the NDC Control Components and Equipment, the NDC AGVS Control Know-How, the NDC Current or Future Systems and the Lazerway Teach-In System are limited solely to the employment of such technologies in connection with the activities permitted by the provisions of Sections 2.1, 2.2, 2.3 and
                      2.4 hereof. Except for such permitted activities, NDCA shall not have the right to (a) employ or make any other use of any part or all of such technologies, or (b) distribute, supply or otherwise transfer to any person or entity, by sale, license or otherwise, any right, title, interest or entitlement in all or any part of such technologies.

              2.5.2 NDC shall refrain from selling AGVS Control Components and Equipment directly to any NDCA sublicensee unless NDC determines, in its sole discretion, that NDCA has failed or refused to perform the obligations that it owes to its sublicensee. In the event that NDC makes such a determination, NDC, in order to preserve and protect its reputation and good will, reserves the right to make direct sales of AGVS Control Components and Equipment

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

                      directly to the affected sublicensee. Such sales activities by NDC shall not be deemed to be an assumption by NDC of NDCA's rights and obligations as sublicensor pursuant to NDCA's sublicense agreement with such sublicensee.

              2.5.3 The following terms, conditions, restrictions and limitations shall apply to every sublicense granted by NDCA pursuant to any of the provisions of Section 2.2 hereof:

                      2.5.3.1 NDCA shall not have the right to grant to any person or entity any right to utilize Lazerway Teach-In Systems or to sell vehicles equipped with Lazerway Teach-In Systems.

                      2.5.3.2 NDCA shall pay a fee to NDC equal to ten percent (10%) of any consideration given by the sublicensee to NDCA as, or in substitution for, a sublicense fee. Such fee shall be due and payable 30 days after the receipt by NDCA of any payment upon which such fee shall be based.

                      2.5.3.3 NDCA shall not grant any sublicense pursuant to any of the provisions of this Agreement which shall be for a term which ends later than the last day of the Term of this Agreement.

              2.5.4 All sales of NDC Older Technologies spare parts made by NDC to NDCA shall be made in accordance with NDC's published prices for such spare parts in effect at the time of its acceptance of any purchase order therefor issued by NDCA or any sublicensee of NDCA.

              2.5.5 NDC's obligation to honor any order placed by NDCA or any sublicensee of NDCA for NDC Older Technologies spare parts shall be subject to the availability of such parts at the time of receipt of such order. NDC shall have no obligation to supply (by manufacturing or otherwise) any NDC Older Technologies spare part which shall be out of inventory at the time of NDC's receipt of a purchase order pertaining thereto.

3        Assistance

It is the desire and intention of each of the parties that, without assistance from NDC, NDCA shall commence the design, development, manufacture and installation of NDC Current or Future Systems Customized AGVS as soon as possible after the parties execute this Agreement. However, during the Term of this Agreement NDC shall render such assistance as NDCA shall request. All of such assistance shall be rendered by NDC, and shall be paid for by NDCA, pursuant to NDC's published prices for consulting services in effect at the time of each such request. Payment for such services shall become due and payable 30 days after NDCA's receipt of NDC's invoices pertaining thereto.

4        Purchases of NDC AGVS Control Components and Equipment.

All sales of NDC Current or Future Systems AGVS Control Components and Equipment shall be made in accordance with NDC's published prices for such components and equipment in effect at the time of its acceptance of any purchase order therefor issued by NDCA. NDC shall have the right to adjust its published prices not more than once every 12 months during the Term of this Agreement by giving not less than 60 days' notice of such adjustment in writing to NDCA.

         4.1  Discounts   NDCA shall be entitled to receive an OEM Discount with
              respect to its purchases of NDC Current or Future Systems AGVS Control Components and Equipment determined, as follows:

              4.1.1 During the first two Contract Years of the Term of this Agreement, the OEM Discount shall be *** off the published unit price of each item of AGVS Control Components and Equipment.

              4.1.2 During the last 60 days of each Contract Year (except the first Contract year and the last Contract year of the
                      Term), NDC shall determine, based upon the volume of NDCA's purchases of NDC Current or Future Systems AGVS Control Components and Equipment and such other factors as NDC shall deem to be relevant, the OEM Discount to be applicable to all purchases of NDC Current or Future Systems AGVS Control Components and Equipment which NDCA shall make during the immediately succeeding Contract Year. NDC shall confer with NDCA's management in connection with its determination of such OEM Discount however, such determination shall be made solely by NDC in the sole exercise of its discretion.

5        General Conditions

         5.1  Terms of Delivery   NDC shall use its best efforts to fill all
              orders for NDC Current or Future Systems AGVS Control Components and Equipment and all NDC Current or Future Systems and NDC Older Technologies spare parts in the order in which NDC issues confirmations of the purchase orders pertaining thereto. All shipments of NDC Current or Future Systems AGVS Control Components and Equipment and all NDC Current or Future Systems and NDC Older Technologies spare parts shall be delivered ex works Saro (Incoterms 2000) or such other shipping point as NDC shall designate in writing. For manpower and engineering activities, the terms of delivery shall be in accordance with the applicable quotation and order confirmation.

         5.2  Terms of Payment   Payment for all shipments of NDC Current or
              Future Systems AGVS Control Components and Equipment and all NDC Current or Future Systems and NDC Older Technologies spare parts shall be due and payable 60 days after the date of invoice. Interest shall accrue and shall be payable on all invoiced amounts not paid within such 60 day period at the rate of 1.5% per 30 day period calculated from the 61st day after the invoice date until the date when the unpaid amount clears NDC's


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

              bank account. NDC will promptly correct any inaccuracies in its issued invoices. Unless NDCA gives notice to NDC of an alleged error in any invoice within 20 days of the issuance thereof, such invoice shall be presumed to be correct. All NDC Current or Future Systems AGVS Control Components and Equipment and all NDC Current or Future Systems and NDC Older Technologies spare parts shall remain the exclusive property of NDC until full payment has been received therefor.

         5.3  Post-Termination Support of End Users   In the event that this
              Agreement shall be terminated pursuant to the provisions of
              Section 5.14 or 5.15 hereof, (a) NDC shall provide such support as may be necessary to any affected End User who shall have purchased or contracted for the purchase of any NDC Current or Future Systems Customized AGVS or Lazerway Teach-In System from; and (b) the parties agree to negotiate in good faith to consummate a binding agreement for the provision of warranty and spare part supply service and support to all then existing End Users of NDC Current or Future Systems Customized AGVS or Lazerway Teach-In Systems installed by NDCA, any NDCA Subsidiary or any sublicensee of NDCA or a NDCA Subsidiary.

         5.4  Incorporation of Terms By Reference   All provisions of the
              General Conditions for the Supply of Plant and Machinery for Export ECE 188 promulgated by the UNECE (March 1953) as amended and supplemented by the 1992 Addendum thereto which do not conflict with the provisions of this Agreement shall be incorporated into and made a part of each purchase of NDC Current or Future Systems AGVS Control Components and Equipment made by NDCA hereunder.

         5.5  Warranties - General   NDC warrants that each item of NDC Current
              or Future Systems AGVS Control Components and Equipment purchased by NDCA hereunder shall:

              5.5.1 be of good and merchantable quality and suitable for the purpose specified by NDC in writing;

              5.5.2 conform in all respects to the specifications established for such item by NDC;

              5.5.3 be free of any defect in workmanship or materials for a period of 18 months after the date of shipment of such item by NDC.

         5.6  Obligation to Repair or Replace   NDC shall:

              5.6.1 repair or replace, at NDC's option, free of charge to NDCA, any item of NDC Current or Future Systems AGVS Control Components found to be defective during the above-stated warranty period which NDCA returns at its own expense to NDC;

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

              5.6.2 bear all freight, packaging and insurance costs of sending to NDCA a repaired or replaced item found to be defective by NDC, provided, that, NDCA shall bear all costs with respect to items that NDC in good faith shall determine not to be covered within any of the warranty provisions set forth above, in which event NDC shall provide NDCA with an estimate of the cost to repair, and after approval, return to NDCA the repaired item.

              5.6.3 not be obligated to repair or replace any item of NDC Current or Future Systems AGVS Control Components and Equipment that has been modified or installed in an Automated Guidance Vehicle System which has been configured with components which are not authorized by NDC for use with its NDC Current or Future Systems AGVS Control Components and Equipment.

         5.7  Warranties - Intellectual Property   Except as otherwise provided
              in Section 5.8 hereof, NDC warrants that no unit, item or component of NDC Current or Future Systems AGVS Control Components and Equipment or NDC AGVS Control Know-How acquired by NDCA hereunder shall infringe upon the intellectual property rights of any third party, including without limitation, claims of copyright infringement, trademark infringement, false designation of origin, disparagement, violation of patent or shop rights, piracy or plagiarism.

         5.8  Warranties - Software   Except to the extent that NDC may
              otherwise provide pursuant to its then current standard terms and conditions of sale, all software residing or incorporated in any NDC Current or Future Systems AGVS Control Components and Equipment shall be licensed or sold "as is" without any warranty as to performance, merchantability or fitness for a particular purpose; and the entire risk as to performance shall be assumed by the licensee or purchaser thereof.

         5.9  Limitation of Liability   NDC's liability for damages resulting
              from shipment of defective items, late shipment or failure to ship, shall be limited to the purchase price of defective, late or unavailable items. In no event shall NDC be liable for consequential, incidental or remote damages, tardiness or failure to ship. NDCA acknowledges that (a) the AGVS Control Components and Equipment, NDC AGVS Control Know-How and all software residing or incorporated therein have been designed to function with one another; (b) any combination or attempted combination of AGVS Control Components and Equipment, NDC AGVS Control Know-How and/or the software residing or incorporated therein with other control know-how, control components and equipment and/or software may result in incompatibilities which will hinder, prevent or degrade the performance thereof; and (c) any such combination or attempted combination shall void all warranties made by NDC hereunder.

         5.10 Spare Parts

              5.10.1 NDC will supply NDC Current or Future Systems spare parts or compatible replacement parts for not less than the number of years published from time to time in the NDC Buyers Guide for the part or parts in question.

              5.10.2 NDC will not actively promote direct spare part sales to End Users, and if contacted by an End User, NDC will refer the End User to NDCA, provided, however, that:

                      5.10.2.1 if NDC shall be obligated by applicable law to respond to an End User's request for delivery of a spare part if such part is a standard NDC product, listed in its published price-list and/or it is a hardware product without any specific application software, NDC shall comply with such request.

                      5.10.2.2 if NDC determines, in its sole discretion, that NDCA has failed or refused to perform the obligations that it owes to its End User, NDC, in order to preserve and protect its reputation and good will, reserves the right to make direct sales of spare parts directly to the affected End User.

         5.11 Exchange of Information   During the Term of this Agreement, NDC
              shall furnish to NDCA all relevant information on any improvements, inventions or experience relating to the application of any NDC AGVS Control Know-How or NDC AGVS Control Components and Equipment to Automatic Guided Vehicle Systems whenever such information shall be, in NDC's judgment, relevant and useful to NDCA, provided that the disclosure of such information by NDC shall not violate any obligation of confidentiality which NDC may have to another party. During the term of this Agreement, NDCA shall furnish to NDC all information which may be relevant to the development or improvement of NDC AGVS Control Know-How" or NDC AGVS Control Components and Equipment.

         5.12 Preservation of Confidentiality   During the Term of this
              Agreement and for a five year period after its expiration:

              5.12.1 NDCA agrees to preserve in secrecy all of the detailed information, including but not limited to NDC AGVS Control Know-How supplied to NDCA by NDC, and any other information, however acquired, relating to NDC's manufacturing and assembly procedures, trade secrets, practices, techniques and processes, and agrees to take all reasonable steps which may be necessary or desirable to assure NDC that the employees of NDCA and others who may have access to NDCA's business affairs will maintain the foregoing in secrecy. NDC hereby authorizes NDCA to make disclosures of detailed information supplied to it by NDC only to the extent necessary and appropriate to satisfy the legitimate business needs of End Users who purchase Customized NDC Current or Future Systems AGVS or Lazerway

                      Teach-In Systems from NDCA, provided, however, that such information shall continue to be considered confidential and such disclosure shall in no way waive NDC's right to prevent unauthorized disclosure thereof. The foregoing obligation of NDCA shall not apply to any such detailed information, trade secrets, practices, techniques or processes which have been introduced into and have become a part of the public domain, provided, that such introduction shall not have occurred by reason of a violation of the terms of this Agreement by NDCA, or any officer, director or employee of NDCA. The actions of NDC in supplying information pursuant to this Agreement or any other agreement containing a similar preservation of secrecy clause shall not be deemed to constitute an introduction of such information into public domain.

              5.12.2 NDC agrees to preserve in secrecy information relating to NDCA's manufacturing and assembly procedures, trade secrets, practices, techniques and processes related to the employment of NDC AGVS Control Know-How by NDCA, and agrees to take all reasonable steps which may be necessary or desirable to assure NDCA that the employees of NDC and others who may have access to NDC's business affairs will maintain the foregoing in secrecy.

         5.13 Term   This Agreement shall be valid and shall continue in full
              force and effect for an initial term of 10 years from the Effective Date hereof (the " Initial Term"), unless sooner terminated in accordance with the provisions of this Section or Sections 5.14 or 5.15. After the expiration of the Initial Term, this Agreement shall be renewed for additional successive one year terms (each, a "Renewal Term" and all considered together with the Initial Term, the "Term"), unless either party notifies the other in writing of its intent not to renew the Agreement or unless it is otherwise terminated. To be effective, notification of non-renewal must be sent to a party at least six months prior to the end of the then current Initial Term or Renewal Term.

         5.14 Termination   This Agreement may be terminated at any time prior
              to the expiration of its then current term by an agreement in writing between the parties; or

              5.14.1  Termination by NDC   NDC may terminate this Agreement
                      immediately or upon the giving of notice as hereinbelow provided upon occurrence of any of the following specified events:

                      5.14.1.1 Failure of NDCA to pay any amount due to NDC within the time provided for such payment by the applicable provision of this Agreement.

                      5.14.1.2 a breach of any of the provisions of this Agreement, or failure to perform any of the obligations imposed, under this Agreement upon NDCA.



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

                      5.14.1.3 In the event that any warranty or representation made by NDCA in or pursuant to this Agreement proves false or misleading in any material respect.

                      5.14.1.4 In the event a petition in bankruptcy is filed by or against NDCA or an assignment of its assets is made for the benefit of creditors, and such petition is not dismissed, or such assignment is not cancelled within 60 days thereafter.

                      5.14.1.5 In the event that NDCA shall assign, or attempt to assign its interest in this Agreement in violation of Section 5.21 hereof, NDC shall be entitled to terminate this Agreement immediately upon giving notice of such termination to NDCA.

                      5.14.1.6 In the event that NDCA shall undergo a "change of control," NDC shall be entitled to terminate this Agreement immediately upon giving notice of such termination to NDCA. For purposes of this Agreement, the term "change of control" shall mean a sale or transfer out of the ordinary course of NDCA's business of all or substantially all of its assets without having received NDC's prior written consent thereto, or the acquisition of ownership of or the right to vote a block of voting securities of NDCA by a single person, an entity or a group of persons or entities acting in concert, in a single transaction or related series of transactions, which block of voting securities is equal to or greater than the block of voting securities owned or voted, directly or indirectly, by the following persons, their successors or assigns:
                                Dr. Goran Netzler, Jan Jutander, Anders Dahlgren and Arne Nilsson.

                      5.14.1.7 In the event that NDCA shall fail for any reason to timely pay any amount which it shall owe to NDC pursuant to the terms of Sections 5.25 and/or 5.26 hereof, NDC shall be entitled to terminate this Agreement on the fifth day after giving notice of such termination to NDCA, unless the entire amount then due and owing shall be paid within such five day period.

              5.14.2 Prior to termination of this Agreement by reason of an event specified in Section 5.14.1.1 - 5.14.1.4 or 5.14.1.7, NDC shall send a written notice to NDCA, specifying the event of default and indicating its intention to terminate this Agreement. NDCA shall have 30 days (five days in the case of an event specified in Section 5.14.1.7) from the date said notice is properly given to NDCA within which to cure any such default. In the event NDCA fails to cure any such default within said thirty days period, this Agreement shall terminate upon the expiration of said thirty days.

              5.14.3 NDC's exercise of any right of termination under this Section does not constitute a waiver of other right and remedies available to it.

         5.15 Termination by NDCA   NDCA shall have the right to terminate this
              Agreement upon the occurrence of any of the following events:

              (a) In the event any warranty or representation made by NDC in this Agreement proves false or misleading in any material respect.

              (b) NDC's breach of any of the provisions of, or failure to perform any of the obligations imposed upon it under this Agreement.

              5.15.1 Prior to termination of this Agreement by reason of an event specified in this paragraph, NDCA shall send a written notice to NDC, specifying the event of default and indicating its intention to terminate this Agreement. NDC shall have thirty days from the date said notice is properly given to NDC, within which to cure any such default. In the event NDC fails to cure any such defect within said thirty days period, this Agreement shall terminate upon the expiration of said thirty days.

         5.16 Notice to the Parties   Any notice required to be delivered under
              this Agreement shall be delivered by guaranteed overnight delivery service (e.g., Fed Ex), facsimile transmission (with confirmed answer-back) or e-mail addressed to the parties at their respective addresses first above-written, or to such other address as either party may designate by notice given to the other in accordance with the provisions of this Section. Such notice will be effective on the date upon which it is sent if it is delivered by facsimile or by e-mail, and on the date of receipt, if delivered by overnight delivery service.

         5.17 Arbitration   Any dispute, controversy, or claim arising out of or
              relating to this Co-operation Agreement, or breach thereof, either directly or indirectly, which cannot be settled amicably between the parties, shall be finally decided by arbitration. The arbitration shall be conducted in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce. The arbitration hearing shall take place in London. The costs of the arbitration shall be borne equally by the parties, provided that each party shall pay its own counsel and expert witness fees.

         5.18 Modifications, Improvements, Etc. to Intellectual Property   All
              modifications and improvements to, and all derivations of any NDC AGVS Control Components and Equipment and the NDC AGVS Control Know-How shall remain or become the sole and exclusive property of NDC, whether made or discovered by NDC or NDCA. NDCA shall have the right to utilize all such modifications, improvements and derivations within the scope of and during the Term of this Agreement.

         5.19 Force Majeure   All transactions between the parties are subject
              to fire, strikes, lockouts, accidents, inability or delays in transportation, any national or local law affecting importation of any item. Acts of God, or causes above and beyond the reasonable control of either party shall absolve the performing party of any liability to the other or any of their respective customers.

         5.20 Agency   This Agreement shall not be construed to give rise to any
              agency relationship between NDC and NDCA.

         5.21 Assignment   This Agreement shall be binding upon the parties
              hereto and their respective successors and assigns; however, neither party may assign this Agreement without the prior express written consent of the other party and any such purported assignment in violation of this Section shall be null and void.

         5.22 Severability   If any provision of this Agreement is held illegal,
              invalid, or unenforceable, that provision shall be severed from the whole and will not affect the legality or enforceability of the remainder of the Agreement.

         5.23 Governing Law   This Agreement shall be governed by and in
              accordance with the laws of the State of North Carolina, United States of America pertaining to the enforcement of contracts executed within and to be performed in said jurisdiction.

         5.24 Entire Agreement; Supersession of Prior Agreements   This
              Agreement contains the entire and complete understanding of the parties and is intended to be the final statement of all terms and conditions herein contained. This Agreement replaces all prior agreements, courses of dealing, statements and representations made by or between the parties including, but not limited to the Restated Master License Agreement between the parties dated as of December 1, 1995. Any provision, modification, or amendment to this Agreement must specify with certain particularity each addition, change, or modification and be a duly authorized representative of each party hereto.

         5.25 Reduction and Restructuring of Note   NDC hereby agrees to reduce
              NDCA's aggregate indebtedness under the Note from 5,714,473 SEK to 4,523,957 SEK (the "Restructured Principal"). Such Restructured Principal, together with interest thereon computed on the unpaid balance thereof at the rate of 4.5% per annum between the date of this Agreement and March 31, 2001, and thereafter at the rate of 9.0% per annum, shall be paid by NDCA in 16 monthly installments of principal and interest, as set forth in Schedule A annexed hereto. In the event that NDCA shall fail for any reason to pay any installment of Restructured Principal and/or interest when the same shall become due, (a) the entire unpaid balance of Restructured Principal, together with all accrued but unpaid interest thereon, shall become immediately due and payable five days after NDC gives notice of its election to accelerate the maturity of such indebtedness; and (b) NDCA shall be obligated to pay the reasonable counsel fees incurred by NDC in connection with any action or proceeding that NDC shall commence to collect or otherwise enforce its rights with respect to such indebtedness.

         5.26 Repurchase of Inventory and Extension of Time for Payment of Trade
              Indebtedness   NDC hereby agrees to repurchase up to 500,000 SEK
              of NDCA's inventory of NDC AGVS Control Components and Equipment. The actual items of inventory which shall be repurchased by NDC shall be determined by mutual negotiation between the parties. NDCA owes NDC the aggregate amount of 1,176,739 SEK (the "Trade Debt") with respect to purchases of NDC AGVS Control Components and Equipment which it made subsequent to June 30, 2000, of which 390,283 SEK is past due as of November 6, 2000. NDC hereby agrees to reduce the total amount of the Trade Debt by the aggregate amount of the repurchased inventory, and to restructure NDCA's obligation to pay such reduced Trade Debt, as follows: the entire amount of the Trade Debt, as reduced by the amount of the repurchased inventory, shall be due and payable without interest on April 1, 2001. In the event that NDCA fails to pay such amount in full on or before said date, interest shall accrue on, and shall be due and payable with respect to, the unpaid balance thereof at the rate of 18% per annum from April 1, 2001 through the date of full payment of such unpaid balance and accrued interest.

         5.27 Extension of Term of Letter of Credit   NDCA has advised NDC that
              Summit Business Capital Corp. ("Summit") has given notice to NDCA that the $450,000 working capital line of credit loan granted by Summit's predecessor in interest (the "Loan") will not be renewed, and that the Loan shall terminate on January 31, 2001. Said Loan is collateralized by a $450,000 letter of credit issued on behalf of NDC by Merita-Nordenbanken Group (the "Bank") for the benefit of Summit (the "Letter of Credit"). NDC has been advised that NDCA is attempting to secure a three month extension of the Loan through April 30, 2001. In the event that Summit is willing to grant such extension if the Letter of Credit is extended through said date, NDC shall cause the Bank to amend the Letter of Credit to provide for such extension.



          [the balance of this page has been left blank intentionally]

         5.28 Limitation on Rights Granted to NDCA Hereunder The only rights which NDCA may exercise hereunder are those that have been expressly granted to it pursuant to the terms and conditions of this Agreement. All other rights have been expressly reserved by, and may only be exercised by, NDC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by the signatures of their respective duly authorized officers or representatives as of and with effect from, the Effective Date.

                                  NDC, Netzler & Dahlgren Co AB



                                  By:               /s/ Jan Jutander
                                     -------------------------------------------


                                  NDC Automation, Inc.



                                  By:               /s/ Claude Imbleau
                                     -------------------------------------------

                                   Schedule A

                    Payment of Restructured Note Indebtedness

                     Amount of Restructured     Amount of Interest        Total Amount
 Installment           Principal Included     Included in Installment    of Installment
Payment Date       In Installment (in SEK)            (in SEK)              (in SEK)
------------       ------------------------   -----------------------  -----------------
April 1, 2001              952,412                   163,785               1,116,197
April 30, 2001             238,103                    26,787                 264,890
May 31, 2001               238,103                    25,001                 263,104
June 30, 2001              238,103                    23,989                 262,092
July 31, 2001              238,103                    22,144                 260,247
August 31, 2001            238,103                    19,644                 257,747
September 30, 2001         238,103                    17,858                 255,961
October 31, 2001           238,103                    16,072                 254,175
November 30, 2001          238,103                    14,286                 252,389
December 31, 2001          238,103                    12,500                 250,603
January 31, 2002           238,103                    10,715                 248,818
February 28, 2002          238,103                     8,334                 246,437
March 31, 2002             238,103                     7,143                 245,246
April 30, 2002             238,103                     5,357                 243,460
May 31, 2002               238,103                     3,572                 241,675
June 30, 2002              238,103                     1,786                 239,889
TOTALS                   4,523,957                   378,973               4,902,930